Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                   Press Release

For Immediate Release

OSG AMERICA L.P. FILES REGISTRATION STATEMENT
FOR INITIAL PUBLIC OFFERING

Registration of 7,500,000 Common Units Representing Limited Partner Interests

NEW YORK, NY - August 10, 2007 - Overseas Shipholding Group, Inc. (NYSE:OSG) announced today that a registration statement has been filed with the Securities and Exchange Commission for the proposed initial public offering by OSG America L.P. of 7,500,000 common units representing a 22.8% limited partner interest in the partnership. OSG America L.P. has granted the underwriters a 30-day option to purchase up to an additional 1,125,000 common units at the public offering price, less the underwriting discount, to cover any over-allotments. OSG America will own and operate U.S flag product carriers and barges that transport refined petroleum products.

OSG America L.P. intends to use the net proceeds of the offering to pay OSG approximately $136.5 million in cash.

Immediately following completion of the public offering, OSG will hold a 75.2% limited partner interest in OSG America L.P. and a 2% general partner interest through its ownership of the general partner of the partnership. If the underwriters exercise their over-allotment option in full, OSG's resulting limited partner interest will be 73.2%.

Citi and UBS Investment Bank are acting as joint bookrunning managers of the offering, and Merrill Lynch & Co. is acting as joint lead manager.

The proposed public offering will be made only by means of a prospectus. Once available, a copy of the prospectus may be obtained from Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone: 800-831-9146, or by email at batprospectusdept@citi.com, or from UBS Securities LLC, 299 Park Avenue, Prospectus Department, New York, NY 10171, telephone 212-821-3000.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Forward-Looking Statements
This release may contain forward-looking statements regarding the company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, prospects for the initial public offering, the price at which the securities may be offered, the exercise of the underwriters' over-allotment option, the amount and use of proceeds of the offering, anticipated levels of newbuilding and scrapping, projected drydock schedule, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the company's annual report.
Contact:	Overseas Shipholding Group, Inc. Jennifer L. Schlueter Head of Corporate Communications and Investor Relations +1 212-578-1634

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